WINTHROP REALTY TRUST

AT THE COMPANY

Beverly Bergman
(617) 570-4614

                              WINTHROP REALTY TRUST
             ANNOUNCES RESULTS FOR THE QUARTER ENDED MARCH 31, 2007

      FOR IMMEDIATE RELEASE - Boston, Massachusetts - May 9, 2007 Winthrop Realty Trust (NYSE:FUR), a real estate investment trust, announced today its operating results for the quarter ended March 31, 2007.

First Quarter Financial Highlights

      o Net income for the quarter ended March 31, 2007 of $10,617,000, $0.14 per common share (diluted, which assumes full conversion of the Series B-1 Preferred Shares) compared to a net income of $10,163,000 or $0.19 per common share (diluted, assuming conversion of the Series A and Series B-1 Preferred Shares) for the same period in 2006. The increase in net income results primarily from a change in accounting principle during the first quarter of 2007 which resulted in the recognition of $1,916,000 of income and the receipt during the first quarter of 2007 of $4,833,000 from the sale of 427 South LaSalle, Chicago, Illinois, as compared to the recognition during the first quarter of 2006 of a $7,319,000 gain from the sale of shares in Sizeler Property Investors.

            Excluding income derived from the Sizeler and 427 South LaSalle sales and the change in accounting principle, income for the comparable periods increased from $2,844,000 to $3,868,000 or by approximately $1,024,000. The decline in net income per common share reflects an increase in the number of common shares outstanding at March 31, 2007 as compared to March 31, 2006.

      o Net cash flow provided by operating activities increased to $9,657,000 for the quarter ended March 31, 2007 as compared to $6,527,000 for the quarter ended March 31, 2006, an increase of approximately 48%.

      o Funds From Operation (FFO) for the quarter ended March 31, 2007 were $12,542,000 as compared to $14,663,000 for the quarter ended March 31, 2006. On a per share diluted basis FFO was $.14 for the quarter ended March 31, 2007 as compared to $.23 for the quarter ended March 31, 2006.

      o Total market capitalization at March 31, 2007 of approximately $951,400,000 (based on the New York Stock Exchange closing price of the Company's common shares on March 31, 2007, assuming the conversion of the Company's Series B-1 Preferred Shares and the principal balance of total debt outstanding at March 31, 2007). At March 31, 2007, the Company had approximately $371,574,000 of debt outstanding, equating to a debt to market capitalization ratio of 39%.

      o Declared a regular quarterly dividend of $.06 per common share which was paid on April 16, 2007 to common shareholders of record on March 30, 2007.

First Quarter Transactions and Recent Events

Acquisitions and Investments

      o On March 29, 2007, the Company acquired in a joint venture with an affiliate of Vision Property Services, LLC, a multi-family apartment complex containing 230 units located in Kansas City, Kansas ("Creekwood Apartments") for a gross purchase price of $6,793,000. At the time of acquisition, the Company made an initial contribution of $867,000 to the joint venture in exchange for a 90% interest in the joint venture. In April 2007, the Company contributed an additional $247,000 to the joint venture for its proportionate share of reserves.

      o During the first quarter of 2007, the Company acquired a 50% interest through its Concord Debt Holdings LLC joint venture in $107,650,000 of first mortgage loans, a $60,700,000 B-Note, $65,630,000 of bonds and $14,500,000 of mezzanine loans.

Loan Satisfaction/Dispositions

      o On February 14, 2007, the property located at 427 South LaSalle, Chicago, Illinois which collateralized a 7.65% convertible mezzanine loan on one of its properties in its Chicago area portfolio and in which the Company held a participating interest was sold to an unaffiliated third party. The Company received $10,339,000, exclusive of interest, on its original investment of $5,506,000.

Financings

      o On March 9, 2007, a joint venture in which the Company holds a 60% interest obtained a $5,600,000 loan from an unaffiliated third party lender. The loan is collateralized by the property located at 1050 Warrenville Road, Lisle, Illinois, and bears interest at 5.55%. The loan requires monthly payments of interest only for the first five years of the loan term, and thereafter monthly payments of principal and interest of $31,972 throughout the remainder of the term. The loan is scheduled to mature on March 9, 2017, at which time the outstanding principal balance is expected to be approximately $5,189,000.

CEO Commentary

Michael L. Ashner, the Company's Chairman and Chief Executive Officer commented, "I am pleased with our first quarter earnings and our ability to continue to pursue our opportunistic investment strategy in the current challenging market. In light of our opportunistic investment strategy, we expect that the timing of gains recognized from non-recurring items will continue to result in earnings lumpiness on a quarter to quarter basis."

Additional Information and Supplemental Data

Winthrop Realty Trust is a real estate investment trust engaged in the ownership and management of, and lending to, real estate and related investments. Winthrop Realty Trust is listed on the New York Stock Exchange and trades under the symbol "FUR." It has executive offices in Boston, Massachusetts and Jericho, New York.

Financial results for the three months ended March 31, 2007 and 2006 are as follows:

          (in thousands, except per-share data)                        For the Three Months Ended
                                                                                March 31,
                                                                               (unaudited)
                                                                       2007                    2006
                                                                  -------------          --------------
          Revenues                                                $      15,173          $       12,027
                                                                  =============          ==============

          Income from continuing operations                       $       8,650          $       10,139
          Income from discontinued operations                                51                      24
          Cumulative effect of a change in accounting principle           1,916                       -
                                                                  -------------          --------------
          Net income applicable to Common
                     Shares of Beneficial Interest                $      10,617          $       10,163
                                                                  =============          ==============

          Per Share - Diluted:
          Income from continuing operations                       $        0.12          $         0.19
          Income from discontinued operations                              0.00                    0.00
          Cumulative effect of a change in
                     accounting principle                                  0.02                    0.00
                                                                  -------------          --------------
          Net income applicable to Common
                     Shares of Beneficial Interest Assuming a
                     Conversion of All Series B-1 Preferred
                     Shares                                       $        0.14          $         0.19
                                                                  =============          ==============
          FFO applicable to Common Shares of Beneficial
          Interest plus assumed conversions(1)                    $      12,542          $       14,663
                                                                  =============          ==============
          FFO per diluted share                                   $        0.14          $         0.23
                                                                  =============          ==============

(1) Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, cumulative effect of accounting changes, gains on sales of operating real estate, plus the pro-rata amount of depreciation and amortization of unconsolidated joint ventures, net of minority interests, determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

Other Selected Financial Data:
(in thousands)

                                                  March 31, 2007    December 31,
                                                   (unaudited)          2006
                                                    ----------      ----------
    Total assets                                    $  846,161      $  851,620
                                                    ==========      ==========

    Total liabilities                               $  487,461      $  497,983
    Minority interest                                   29,671          30,051
    Total shareholders' equity                         329,029         323,586
                                                    ----------      ----------
    Total  liabilities and shareholders' equity     $  846,161      $  851,620
                                                    ==========      ==========

Further details regarding the Company's results of operations, properties and tenants are available in the Company's Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2007 which will be filed with the Securities and Exchange Commission and will be available for download at the Company's website www.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. These are detailed from time to time in the "Risk Factors" section of the Company's SEC reports including the annual report on Form 10-K for the year ended December 31, 2006. Further information relating to the Company's financial position, results of operations, and investor information is contained in our annual and quarterly reports filed with the SEC and available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.